Exhibit 99.2

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851

203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet Research Systems Inc. Co-Founder and Former CEO Howard Wille Passes Away

Norwalk, Connecticut September 6, 2005 – Howard Wille, 77, former Chairman and CEO and a co-founder of FactSet Research Systems Inc. (NYSE: FDS), passed away this morning.

Along with Charles Snyder, Mr. Wille founded FactSet in 1978. He held the position of Chairman and Chief Executive Officer from that time until 2000, when he retired from active employment with the company. He served on FactSet’s Board of Directors until his death.

Prior to founding FactSet, Mr. Wille served in a managerial position at Shearson Hayden Stone, following its acquisition of Faulkner, Dawkins & Sullivan, Inc., a Wall Street investment firm. From 1966 to 1977, Mr. Wille was a Partner and Director of Research at Faulkner, Dawkins. From 1961 to 1966, he served as President and Chief Investment Officer of Piedmont Advisory Corporation. Before working at Piedmont, Mr. Wille served as a securities analyst, investment manager and investment counselor for several firms. Mr. Wille received a B.A. in Philosophy from the City College of New York.

With his background as a Director of Research at Faulkner, Dawkins, Mr. Wille recognized the need for financial analytics and, with his co-founder Mr. Snyder, developed FactSet’s original product, a four-page, comprehensive financial overview of a company, called the “Company FactSet.” In 1981, FactSet launched its first client terminal, allowing direct access to the Company FactSet report from the client’s location. Through the years, Mr. Wille and Mr. Snyder’s partnership took FactSet from a start-up, two-man shop in New York to a leading global provider of financial analytics to the investment community.

“Howard will be remembered as a generous, highly ethical and assertive leader who had a keen business sense,” said Philip Hadley, CEO of FactSet. “It was his vision of FactSet as a premium service for financial professionals that set the foundation for what FactSet has become today. He embodied the spirit of our company and will be missed.”

About FactSet

FactSet Research Systems Inc. (http://www.factset.com) is a leading provider of global financial and economic information, including fundamental data on tens of thousands of companies worldwide. Combining more than 200 databases into its own dedicated online service, the Company also provides the tools to download, combine and manipulate the data for investment analysis.

The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations, along with its affiliates, from more than twenty-two locations worldwide, including Boston, New York, Chicago, San Mateo, London, Frankfurt, Paris, Tokyo, Hong Kong and Sydney.

FactSet Press Contact:

Peter Walsh

+1.203.810.1000